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                                       PITNEY BOWES INC.        EXHIBIT (iii)
                         STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

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
(Dollars in thousands, except share data)                         Years Ended December 31,
                                                      1995         1994         1993(1)        1992(1)         1991(1)
Primary
Income from continuing operations(2)           $   407,708  $   348,428  $   305,690    $   260,736(3)  $   242,649(3)
Discontinued operations                            175,431       45,161       47,495         54,129          52,648
Effect of accounting changes                             -     (119,532)           -       (214,631)              -
Net income                                     $   583,139  $   274,057  $   353,185    $   100,234     $   295,297

Weighted average number of common shares
 outstanding                                   151,140,274  156,459,437  157,766,700    157,562,020     158,180,010
Preference stock, $2.12 cumulative convertible     785,355      847,430      905,231      1,085,684       1,386,566
Stock option and purchase plans                    432,845      421,761      696,721        581,782         371,838
Convertible loan stock                                   -            -            -          5,926          16,266
Total common and common equivalent shares
 outstanding                                   152,358,474  157,728,628  159,368,652    159,235,412     159,954,680

Income per common and common equivalent share - primary:
 Continuing operations                         $      2.68  $      2.21  $      1.92    $      1.64     $      1.52
 Discontinued operations                              1.15          .29          .30            .34             .33
 Effect of accounting changes                            -         (.76)           -          (1.35)              -
 Net income                                    $      3.83  $      1.74  $      2.22    $       .63     $      1.85
Fully Diluted
Income from continuing operations              $   407,709  $   348,430  $   305,694    $   260,740(3)  $   242,653(3)
Discontinued operations                            175,431       45,161       47,495         54,129          52,648
Effect of accounting changes                             -     (119,532)           -       (214,631)              -
Net income                                     $   583,140  $   274,059  $   353,189    $   100,238     $   295,301

Weighted average number of common shares
 outstanding                                   151,140,274  156,459,437  157,766,700    157,562,020     158,180,010
Preference stock, $2.12 cumulative convertible     785,355      847,430      905,231      1,085,684       1,386,566
Stock option and purchase plans                    460,348      439,756      706,981        606,915         410,102
Convertible loan stock                                   -            -            -          5,926          16,266
Preferred stock, 4% cumulative convertible          11,502       14,265       23,464         26,409          28,930
Total common and common equivalent shares
 outstanding                                   152,397,479  157,760,888  159,402,376    159,286,954     160,021,874

Income per common and common equivalent share - fully diluted:
 Continuing operations                         $      2.68  $       2.21 $      1.92    $      1.64     $      1.52
 Discontinued operations                              1.15           .29         .30            .34             .33
 Effect of accounting changes                            -          (.76)          -          (1.35)              -
 Net income                                    $      3.83  $       1.74 $      2.22    $       .63     $      1.85

(1) Reclassified to reflect discontinued operations.
(2) Income from continuing operations was adjusted for preferred dividends.
(3) Income from continuing operations was adjusted for interest on convertible debt.
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